EXHIBIT 3(d)

          Distribution Agreement between American International Life Assurance Company of New York, AIG Life Insurance Company and Alliance Fund Distributors, dated June 11, 1991

                                    AGREEMENT

     THIS AGREEMENT is between American International Fund Distributors, Inc. ("AIFD"), a New York corporation and Alliance Fund Distributors, Inc. (hereinafter referred to as "DISTRIBUTOR"), A New York corporation, effective June 11, 1991.

     WITNESSETH:

     WHEREAS, AIFD is the duly authorized distributor of certain variable annuity contracts and variable life insurance policies (hereinafter collectively referred to as "Variable Insurance Products") issued by AIG Life Insurance Company and American International Life Assurance Company of New York (hereinafter collectively referred to as "Companies"), such policies being described on Exhibit A which is attached hereto and incorporated herein; and

     WHEREAS, DISTRIBUTOR is licensed as an insurance agent or agency in the jurisdictions requiring such licensing; and

     WHEREAS, DISTRIBUTOR or an affiliated company is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), is a member of the National Association of Securities Dealers Inc., (the "NASD"), and is registered as a broker-dealer with any other governmental entity or jurisdiction requiring such registration; and

     WHEREAS, AIFD and DISTRIBUTOR desire to establish an arrangement whereby DISTRIBUTOR will recommend to AIFD certain business firms to become general agents of Companies for the sale of the Variable Insurance Products ("General Agents");

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings herein set forth, the parties hereby agree as follows:

A. APPOINTMENT

     AIFD hereby appoints DISTRIBUTOR as its agent to represent AIFD in all states in which the Companies are licensed. Nothing in this Agreement shall prevent AIFD from contracting with other distributors, general agents or itself for its Variable Insurance Products. Nothing in this Agreement shall prevent DISTRIBUTOR from contracting with other insurers to sell variable insurance products not covered by this Agreement.

B. AUTHORITY AND RESPONSIBILITY

     1. DISTRIBUTOR is authorized to contact business firms to become General Agents for the sale of the Variable Insurance Products. DISTRIBUTOR shall only contact those business firms which possess the requisite licenses and registrations in those jurisdictions in which AIFD has notified DISTRIBUTOR in writing that such products are registered or qualified for sale.

     2. DISTRIBUTOR shall recommend that such business firms as described above which desire to become General Agents be contracted with AIFD in accordance with AIFD's procedures for such transactions. AIFD shall have the right to reject any such recommendation, but shall not do so arbitrarily or unreasonably. AIFD shall have the responsibility for and bear the cost of (i) executing appropriate contracts with the business firms recommended by DISTRIBUTOR and (ii) appointing such business firms as insurance agents of Companies in those jurisdictions where such business firms possess insurance licenses. AIFD shall have no responsibility for, nor bear the cost of, any registration of General Agents with the SEC or the NASD.

     3. DISTRIBUTOR shall recruit, help in the appointment procedure of, and familiarize representatives and agents of General Agents (hereinafter collectively referred to as "Representative"), with respect to the Variable Insurance Products as described on Exhibit A, as may be reasonably acceptable to AIFD.

     4. AIFD shall have the responsibility for and bear the cost of appointment (including any special insurance appointments required to sell the Variable Insurance Products) of Representatives as insurance agents. AIFD shall have the right to reject any such appointment, but shall not do so arbitrarily nor unreasonably. Neither party shall have responsibility for, nor bear the cost of, any registration of Representatives with the SEC or the NASD.

     5. DISTRIBUTOR shall instruct all its associated persons (as that term is defined in the 1934 Act), employees and assigns in the proper method of solicitation, sale and delivery of Variable Insurance Products for the purpose of complying on a continuous basis with the NASD Rules of Fair Practice and with federal and state securities and insurance law requirements applicable in connection with the offering and sale of the Variable Insurance Products and for the purpose of complying with AIFD's procedures which have been established for such solicitation, sale and delivery. DISTRIBUTOR shall instruct all General Agents and Representatives to have any purchase payments together with all applications and related information in accordance with procedures established by AIFD.

     6. AIFD shall be responsible for and bear the cost of administration of the Variable Insurance Products following their purchase including all policyholder service and communication activities, but DISTRIBUTOR shall be responsible for answering inquiries from General Agents and Representatives regarding the investment performance of the Variable Insurance Products. Nothing herein, however, shall be deemed to prohibit AIFD of the Companies from utilizing the administrative services of an administrative service organization to perform any or all of such administrative activities.

     7. AIFD shall furnish DISTRIBUTOR with such administrative forms and printed material deemed necessary by AIFD pursuant to the authority granted by this Agreement. Copies of any sales literature developed by DISTRIBUTOR in connection with this Agreement will be provided to AIFD for its approval in light of applicable insurance laws and regulations of the States governing such literature and for filing with the States or the NASD as required. DISTRIBUTOR will use and authorize the use of sales material in any State only if such material has been reviewed and approved in writing by AIFD or Companies in accordance with procedures established from time to time and such approval has not been withdrawn. DISTRIBUTOR will not use or authorize the use of any prospectuses which are not currently effective.

     8. AIFD shall furnish DISTRIBUTOR with a list of the Variable Insurance Products which may be sold in each jurisdiction. It is understood by
          DISTRIBUTOR that the Companies each reserve the right in any jurisdiction to withdraw for future issuance any of the Variable Insurance Products, to suspend or discontinue writing this class of business or to suspend or discontinue writing all business.

     9. DISTRIBUTOR shall be responsible for the determination of the need for and the maintenance of any applicable licenses, certifications or permits for itself and/or its employees pursuant to any federal, state or local law, rule or regulation.

C.   REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR

     DISTRIBUTOR hereby represents and warrants that:

     1. It shall be duly registered, licensed, or otherwise qualified under the insurance laws of any state or other jurisdiction to the extent necessary to perform its responsibilities hereunder. Additionally, DISTRIBUTOR or an affiliated company is a duly registered broker-dealer under the 1934 Act and is a member in good standing of the NASD.

     2. It has taken all actions necessary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder.

D.   COMPENSATION OF DISTRIBUTOR

     1. DISTRIBUTOR shall receive compensation for its efforts as specified on Exhibit B, which is attached hereto and incorporated herein.

     2. In the event an application or purchase payment is rejected by AIFD or Companies or if a purchase payment is refunded to a purchaser and DISTRIBUTOR has received compensation on the amount so rejected or refunded, DISTRIBUTOR shall promptly repay such compensation to AIFD.

     3. (a) If within 1 year of the date of issue of a Variable Insurance Product sold by a General Agent recommended by DISTRIBUTOR, such Product is surrendered or terminated for any reason excluding death or if any full withdrawal is made if DISTRIBUTOR has received compensation with respect to such Variable Insurance Product pursuant to this Agreement, DISTRIBUTOR shall promptly repay all of such compensation to AIFD if the surrender, termination or full withdrawal occurs within 6 months from the date of issue, and one-half of such compensation if the surrender, termination or full withdrawal occurs on or after 6 months from the date of issue but before the end of 1 year from the date of issue.

          (b) If, during the first 6 months after the date of issue, a partial withdrawal is made from a Variable Insurance Product sold by a General Agent recommended by DISTRIBUTOR and if DISTRIBUTOR has received compensation with respect to such Variable Insurance Product pursuant to this Agreement, DISTRIBUTOR shall promptly repay the proportionate amount of such compensation. The proportionate amount of the compensation due shall equal the quotient of (a) divided by (b) where: (a) is the amount of the partial withdrawal and (b) is the initial premium of the Variable Insurance Product. If, however, such partial withdrawal should occur on or after 6 months from the date of issue but before the end of 1 year from the date of issue, DISTRIBUTOR shall repay one-half of such quotient. DISTRIBUTOR, however, shall not repay any amounts in excess of the compensation if received with respect to such Variable Insurance Product.


          (c) If such repayment is not promptly made, AIFD may, at is option, deduct such amount from any future payments due DISTRIBUTOR or may otherwise institute proceedings to recover such amounts. The provision of this Section D.3. shall survive the termination of this Agreement.

          4. All compensation payable hereunder is subject to AIFD's absolute right to apply such compensation to all obligations of DISTRIBUTOR to AIFD or Companies under the terms of this Agreement, both during its term and following its termination.

          5.   AIFD  reserves  the  right  to  revise  compensation  payable  on
               Variable Insurance Products issued, renewed, converted, or exchanged in the future by giving written notice to DISTRIBUTOR to such effect, effective 30 days after delivery of such notice to DISTRIBUTOR. If, however, there are changes in any federal, state or local law, rule or regulation or if any regulation or if any regulatory agency having jurisdiction over AIFD or Companies takes a position which affects the compensation payable on Variable Insurance Products, then AIFD reserves the right to revise such compensation, such revision to be effective immediately upon delivery of such notice to DISTRIBUTOR.

E.   ADDITIONAL PARTY TO THIS AGREEMENT

     In the event DISTRIBUTOR is not itself a broker-dealer registered as such with the SEC, but utilizes an affiliated entity to satisfy broker-dealer requirements pursuant to permission granted by no-action letters issued by the SEC, such affiliated broker-dealer shall countersign this Agreement and shall be duly bound hereby.

F.   INDEMNIFICATION

          1. DISTRIBUTOR shall indemnify and hold harmless AIFD, its ultimate parent corporation, the subsidiaries of such parent and the directors, officers, and other employees and agents of each of them from and against any and all claims, units, proceedings, liabilities, losses, damages, costs, and expenses whatsoever, including reasonable attorney's fees, arising from or in connection with any claim, complaint, action, proceeding, counterclaim or offset relating to (1) any act or omission or any negligence or intentional misconduct by DISTRIBUTOR, any affiliated broker-dealer, their directors, officers, employees or assigns in connection with this Agreement or (2) the failure of DISTRIBUTOR to comply with the terms of this Agreement.

          2. AIFD shall indemnify and hold harmless DISTRIBUTOR, its ultimate parent corporation, the subsidiaries of such parent and the directors, officers, and other employees and agents of each them from and against any and all claims, suits, proceedings, liabilities, losses, costs, and expenses whatsoever, including reasonable attorney's fees, arising from or in connection with any claim, complaint, action, proceeding, counterclaim or offset relating to (1) any act or omisssion or any negligence or intentional misconduct by AIFD, its employees or assigns in connection with this Agreement or (2) the failure of AIFD to comply with the terms of this Agreement.

          3. With respect to any demand or proceeding involving a matter against which one party ("Indemnitee") is indemnified by the other party ("Indemnitor") under this Section F, the Indemnitor shall be solely responsible, at is sole expense, for litigating, defending, or otherwise attempting to resolve such demand or proceeding, and the Indemnitee shall fully cooperate with the Indemnitor in its efforts to litigate, defend, or otherwise attempt to resolve such demand or proceeding, and, at the Indemnitee's own expense, the Indemnitee shall have the right to participate therein through counsel of its own choice.

               Within 15 days after the Indemnitee receives written documents pertaining to the demand or proceeding underlying any indemnification matter, or within such shorter period of time as may be necessary under the circumstances to avoid prejudice to the Indemnitors rights, the Indemnitee shall give proper notice to the Indemnitor of the nature of such matter and shall deliver to the Indemnitor copies of all such written documents.

          4. Except as specifically provided in this Agreement, neither party nor any affiliated company of either party will have the responsibility to pay or reimburse the other party for any fines, penalties, or legal or other expenses incurred in connection with or as a result of their performance under this Agreement.

          5. The provision of this Section F shall survive termination of this Agreement.

G.   TERM OF AGREEMENT

         1.    Effective Date

               This Agreement shall be effective on the date first written above.

         2.    Termination

               This Agreement may be terminated:

               (a) at any time without cause upon sixty (60) days written notice by either party to the other;

               (b)  immediately by either party

                    (i) upon the dissolution of the other party or in the event that the other party shall become unable to pay its debts as they mature or shall file a voluntary petition in bankruptcy or seek reorganization or to effect a plan or other arrangement with creditors, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed pursuant to any Act of Congress relating to the bankruptcy or shall make a general assignment for the benefit of creditors, or shall apply for a consent to the appointment of any receiver or trustee for all or a substantial part of the property of the other party and such receivers or trustee shall be appointed and shall not be discharged within 60 days after the date of such appointment;

                    (ii) if  any  federal,   state  or  local   governmental  or
                         regulatory body institutes formal adverse proceedings against the other party, provided that DISTRIBUTOR or AIFD in its sole discretion determines that such proceedings shall have a material adverse impact on the other party's ability to perform under this Agreement; or

                    (iii)upon  the  other   party's   breach  of  any   material
                         obligations arising under the terms of this Agreement.

          3. At the option of AIFD, in the event this Agreement between DISTRIBUTOR and AIFD is terminated for any reason, AIFD may elect to keep in full force and effect any General Agency Agreements with AIFD previously executed in accordance with this Agreement. Once this Agreement has terminated, no compensation shall be payable to DISTRIBUTOR for Variable Insurance Products sold by General Agent's recommended by DISTRIBUTOR and contracted as such by AIFD, unless a policyholder's coverage under such Products has become effective prior to the termination date.

          2. In the event this Agreement is terminated, the parties will undertake whatever actions may be necessary to protect AIFD's and Companies' responsibility to policyholders as required by applicable state or federal law or regulation. While this Agreement is in effect and following its termination, DISTRIBUTOR will not take any action, directly or indirectly, to cause such policyholders to surrender, exchange or terminate any Variable Insurance Product sold pursuant to the terms of this Agreement unless otherwise agreed to by AIFD or Companies.

E.    GENERAL

          1.   Modification or Amendment

               This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the parties. Variance from the terms or conditions of this Agreement or any order or other written notification will be of no effect.

          2.   Relationship

               Each of the parties will act as an independent  contractor  under the terms of this Agreement and other than where an agency relationship has been established for insurance agency purposes, neither is now, or in the future, an agent or a legal representative of the other for any purpose. Neither party has any right or authority to supervise or control the activities of the other party's employees in connection with the performance of this Agreement or to assign or create any application of any kind, express or implied, on behalf of the other party or to bind it in any way, to accept any service of process upon it or to receive any notice of any nature whatsoever on its behalf.

          3.   Records and Written Material

               AIFD and DISTRIBUTOR shall cause to be maintained and preserved for the periods prescribed such accounts, books and other documents relative to the Variable Insurance Products as are required of it by any applicable laws and regulations. AIFD and DISTRIBUTOR shall cause the other party or any affiliated company to be furnished with such reports as the other may reasonably request.

               DISTRIBUTOR and AIFD shall each maintain facilities and procedures for the safekeeping of all books, accounts, records, filed and other materials relative to this Agreement. Such books, accounts, records, files and other materials shall remain confidential and shall not be voluntarily disclosed to any other person or entity unless DISTRIBUTOR, AIFD or the Companies respectively shall have agreed in advance to such disclosures.

               All records, applications, literature, and printed material supplied by AIFD, will remain the exclusive property of AIFD subject to the direction and control of AIFD. Upon termination of this Agreement, all such property in DISTRIBUTOR'S or Representative's possession will, at AIFD's request, be promptly either returned to AIFD at AIFD's expense or be destroyed. The provisions of this section
          H.3. shall survive termination of this Agreement.

          4.   Audit

               (a) Upon reasonable notice to DISTRIBUTOR and at reasonable times, DISTRIBUTOR hereby grants to AIFD and its representatives the right and power to inspect, check, make extracts from, or audit each of their books and records as it relates to this Agreement for the purpose of verifying adherence to each of the provisions of this Agreement, provided that such inspection, check, examination or audit will not unreasonably interfere with the normal course of business of DISTRIBUTOR.

               (b) Upon reasonable notice to AIFD and at reasonable times, AIFD hereby grants to DISTRIBUTOR and its representatives the right and power to inspect, check, make extracts from, and audit each of their books and records as it related to this Agreement for the purpose of verifying adherence to each of the provisions of this Agreement, provided that such inspection, check, examination, or audit will not unreasonably interfere with the normal course of business of AIFD.

          5.   Separablity

               If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          6.   Assignment

               This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by either party hereto without the prior consent of the other, and any purported assignment shall be void, except that AIFD may assign any of its rights or obligations under this Agreement to its parent corporation or to an affiliated company without being released thereby.

          7.   Waiver

               No waiver by either party of any default by the other in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other or subsequent default in performance of the same or any other covenant, promise, term or condition hereof. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

          8.   Acts Beyond The Control Of the Parties

               No liability shall result to either party, nor shall either party be deemed to be in default hereunder, as a result of delay in its performance or from its nonperformance hereunder caused by circumstances beyond its control, including but not limited to: act of God, act of war, riot, epidemic, fire, flood or other disaster, or act of government. Nevertheless, the party shall be required to be diligent in attempting to remove such cause or causes.

          9.   Governing Law

               This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

          10.  Captions

               Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

          11.  Notice

               All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be deemed given when deposited with the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, to the last address of record of each party being notified which is maintained by the other party in the ordinary course of business.

          12.  Notification of Claims

               Each party hereto shall promptly notify the other in writing of any claims, demands or actions having any bearing on this Agreement. In the event such claim, demand or action is time sensitive and affects a party to this Agreement, notice shall be given to the affected party by either a nationally recognized overnight courier or by facsimile transmission.

          13.  Name, Logo, Trademark, Service Mark or Symbol

               Neither AIFD nor DISTRIBUTOR will use the other's name nor any other name, logo, trademark, service mark or symbol that is now or may hereafter be owned by the other party, a parent or an affiliate or subsidiary thereof, except in the manner and to the extent that the other party may specifically authorize in writing. Upon termination of this Agreement, each party will immediately discontinue the use of such name, logo, trademark, service mark, or symbol belonging to the other party, parent, affiliate or subsidiary thereof.

          14.  Performance in Accordance With Law

               Each party agrees to perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.

          15.  Binding Agreement

               This Agreement shall be binding upon and insure to the benefit of the parties hereto, their successors and permitted assigns.

          IN WITNESS WHEREOF, the parties have executed this Agreement at New York on June 11, 1991.

                                  AMERICAN INTERNATIONAL FUND DISTRIBUTORS, INC.

                                  By:/s/Kenneth F. Judkowitz
                                  Kenneth F. Judkowitz, Vice  President

                                  Name and Title

                                  ALLIANCE FUND DISTRIBUTORS, INC.

                                  By:  /s/   Robert L. Errico
                                  Robert L. Errico, President
                                  Name and Title

                                  Countersigned by:

                                  AIG LIFE INSURANCE COMPANY
                                  AMERICAN INTERNATIONAL LIFE ASSURANCE
                                    COMPANY OF NEW YORK

                                  By: /s/Raymond T. Chen
                                  Raymond T. Chen, Vice President
                                  Name and Title

                                    Exhibit A

                           Variable Insurance Products

          AIG  Life  Insurance   Company  Variable  Annuity  Contract  Form  No.
          45648-4/87 and its state variations funded by Alliance Variable Products Series Fund, Inc.

          American International Life Assurance Company of New York Variable Annuity Contract Form No. 45649-4/87 and its state variations funded by Alliance Variable Products Series Fund, Inc.

          AIG Life Insurance Company Variable Life Insurance Policy Form No. 45652-4/87 and its state variations funded by Alliance Variable Products Series Fund, Inc.

          American International Life Assurance Company of New York Variable Life Insurance Policy Form No. 45653-4/87 and its state variations funded by Alliance Variable Product Series Fund, Inc.

                                    Exhibit B

                                  Compensation

     Amount of Compensation: 1.5% of premium accepted by Companies on Variable Insurance Products sold on a single premium basis by General Agents recommended by DISTRIBUTOR and contracted as such by AIFD.